 Exhibit 99.1

October 20, 2006

Caterpillar contact:
Rusty L. Dunn
Corporate Public Affairs
(309) 675-4803
Dunn_Rusty_L@CAT.com

FOR IMMEDIATE RELEASE

CAT FINANCIAL ANNOUNCES THIRD QUARTER 2006 RESULTS

       Caterpillar Financial Services Corporation (Cat Financial) today reported record revenues of $723 million for the third quarter of 2006, an increase of $127 million or 21 percent compared with the same quarter in 2005. Profit after tax (net profit) was $132 million, a $45 million or 52 percent increase over the third quarter of 2005.

Of the increase in revenues over the third quarter of 2005, $59 million resulted from the impact of the growth in average earning assets (finance receivables and operating leases) and $56 million from the impact of higher interest rates on new and existing finance receivables. A $12 million increase in other revenue was primarily due to the absence of a $7 million write-down of a repossessed marine vessel in the third quarter of 2005.

On a pre-tax basis, profit was up $62 million or 48 percent compared with the third quarter of 2005, principally due to an increase of $44 million in margin (wholesale, retail finance, operating lease, and the associated fee revenues included in other revenues, less interest expense and depreciation on assets leased to others) resulting from a $2.5 billion increase in average earning assets and an improvement in the net yield on average earning assets. In addition, profit increased due to the absence of the $7 million write-down of the repossessed marine vessel and a $7 million reversal of an investment related income accrual in the third quarter of 2005.

       New retail financing grew to $2.96 billion in the third quarter of 2006. The increase of $32 million or 1 percent over the third quarter of 2005 occurred primarily due to increased new retail financing in Europe.

Past dues over 30 days as of September 30, 2006 were 1.89 percent compared to 1.65 percent as of September 30, 2005.  Write-offs, net of recoveries, were $11 million during the quarter compared with $14 million for the third quarter of 2005.

Caterpillar Inc. Vice President and Cat Financial President Kent M. Adams said, "We are pleased to announce this record quarter for revenues resulting from the continued growth of average earning assets and a higher yield on new and existing finance receivables. The results reflect the continued coordinated efforts and performance excellence of the Caterpillar dealers, Caterpillar marketing organizations, and our employees."

        For 25 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc. (Caterpillar), has been providing a wide range of financing alternatives to customers and Caterpillar dealers for Caterpillar machinery and engines, Solar ® gas turbines and other equipment and marine vessels. Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

THIRD QUARTER 2006 VS. THIRD QUARTER 2005
(ENDING September 30)
(Millions of dollars)

	2006	2005	CHANGE
Revenues	$723	$596	21%
Net Profit	$132	$87	52%
New Retail Financing	$2,958	$2,926	1%
Total Assets	$27,103	$25,144	8%

NINE MONTHS 2006 VS. NINE MONTHS 2005
(ENDING September 30)
(Millions of dollars)

	2006	2005	CHANGE
Revenues	$2,056	$1,726	19%
Net Profit	$356	$260	37%
New Retail Financing	$8,784	$8,459	4%